CONTACT:      Bruce Zurlnick                     Melissa Myron/Rachel Albert
              Senior Vice President and          Financial Dynamics
              Chief Financial Officer            (212) 850-5600
              Finlay Enterprises, Inc.
              (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

              FINLAY ENTERPRISES PROVIDES EXPECTED FINANCIAL IMPACT
                      OF NON-RENEWAL OF BELK, INC. LICENSE

NEW YORK, NY, JUNE 9, 2006 - FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today provided additional information on the financial impact of Belk, Inc. not renewing its license agreement when it expires on January 31, 2007.

As previously announced on May 31, 2006, Finlay recorded approximately $43 million of revenue in fiscal 2005 from its 75 Belk doors. These locations generated approximately $6.5 million of EBITDA and contributed approximately
$0.38 per diluted share in fiscal 2005. Although this EBITDA contribution represents over 9% of the Company's 2005 consolidated EBITDA, it represents approximately 5.5% of its field EBITDA contribution, excluding central office costs.

The Company is maintaining its previous outlook for fiscal 2006 diluted earnings per share on a consolidated basis in the range of $1.00 to $1.15. This includes the expected impact of closing costs related to Belk's associated with severance and accelerated depreciation totaling approximately $500,000 on a pre-tax basis, or $0.03 per diluted share. Approximately $300,000 of these costs will be a non-cash charge.

As a result of the store closings occurring at the end of fiscal 2006, the full year's results of operations for Belk's will be reclassified out of continuing operations into discontinued operations in the fourth quarter. This will have the impact of decreasing earnings per share from continuing operations in fiscal
2006 by approximately $0.40 and increasing earnings per share from discontinued
operations by the same amount. As such, the Company now anticipates fiscal 2006 earnings per diluted share from continuing operations, exclusive of central office severance and other closing related costs, to be in the range of $0.35 to
$0.50.

Additionally, the Company anticipates realizing an approximately $20 million positive cash benefit as a result of the liquidation of inventory in the fall of
2006 into the spring of 2007, as well as through the sale of fixed assets to
Belk's at the end of its current lease. As a result of the eventual loss of business, the Company will evaluate where additional expense savings potentially can be achieved.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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